TherapeuticsMD, Inc. 8-K

Exhibit 99.5

FOR IMMEDIATE RELEASE	SYMBOL: AMHND
October 6, 2011	TRADED: OTCBB

THERAPEUTICSMD, INC. ACQUIRES
VITAMEDMD, LLC

Boca Raton, FL – October 6, 2011 – TherapeuticsMD, Inc., f/k/a AMHN, Inc. (the "Company") (OCTBB: AMHND) changed its name to TherapeuticsMD, Inc. in July in anticipation of acquiring VitaMedMD, LLC, a Delaware limited liability company, a specialty pharmaceutical company ("VitaMedMD®"). On October 4, 2011, the Company closed the transaction in which it acquired 100% of the outstanding ownership of VitaMedMD® in exchange for the issuance of Company securities equating to an aggregate of approximately 70,000,000 shares of the Company's Common Stock.  The issued securities are covered by a lock-up agreement which, among other things, restricts the sale of the securities for a period of eighteen (18) months.  As a result of the acquisition, VitaMedMD® is now a wholly owned subsidiary of the Company.

VitaMedMD® was founded to provide pregnant women with alternatives to traditionally overpriced prescription vitamins.  A development stage company, VitaMedMD® is a specialty pharmaceutical company that has created a patent-pending information technology system to market nutritional supplements and medical foods directly to consumers with the recommendation of their physician. VitaMedMD® focuses on creating value by eliminating inefficiencies in the multi-billion dollar prescription and OTC nutrition and medical foods market while leveraging its innovative, patent-pending informational technology platform. By significantly eliminating much of the cost associated with the traditional distribution models, VitaMedMD® offers superior-quality products for a lower overall cost to patients and payors while increasing efficiencies for physicians.

VitaMedMD's® information technology system collects and analyzes data designed to improve patient compliance and education, facilitate product development and provide immediate feedback on effectiveness of therapies. The result is increased efficiency and communication between the patient, physician/provider and insurance payor, ultimately creating improved outcomes for all.  This combination of simplified distribution and information technology provides measurable customer benefits and is a clear differentiation from existing competitors in the market.

In conjunction with the acquisition, the Company reconstituted its Board of Directors and named new officers.  The Company's new Board of Directors includes Robert Finizio, John C.K. Milligan, IV and Dr. Brian Bernick.  The Company's new officers include Robert Finizio (Chief Executive Officer), John C.K. Milligan, IV (President, Secretary), Daniel A. Cartwright (Chief Financial Officer, Vice President Finance, Treasurer) and Mitchell Krassan (Executive Vice President, Chief Strategy Officer).

Robert Finizio, the Company's Chief Executive Officer, stated "This is a very important step in the growth of our  company and will allow us to accelerate the expansion of our product line, our sales territories and our brand recognition."

Corporate offices are located at 951 Broken Sound Parkway NW, Suite 320, Boca Raton, FL  33487. Questions should be directed to Daniel A. Cartwright, Chief Financial Officer at (516) 961-1911 or may be emailed to dan.cartwright@therapeuticsmd.com. More information about VitaMedMD® is available at www.vitamedmd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of TherapeuticsMD, Inc. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws.  The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  These statements are based on our current expectations and speak only as of the date of such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
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